Exhibit 99.1

HyreCar to Facilitate Sale of Business Through Voluntary Chapter 11 Process, Announces Leadership Changes

Continues to operate and meet owner and driver needs for a gig-focused digital carsharing marketplace

Receives commitment for $5 million in debtor-in-possession financing

LOS ANGELES, Calif. February 27, 2023 – HyreCar Inc. (OTC: HYRE) (“HyreCar” or the “Company”), today announced that it voluntarily initiated a Chapter 11 proceeding in the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) case number 23-10259.

The Company has filed various “first day” motions with the Bankruptcy Court requesting customary relief that will enable it to transition into Chapter 11 without material disruption to its ordinary course operations, including payment of employee wages and benefits. Copies of the various documents filed with the Bankruptcy Court can be accessed online at https://www.donlinrecano.com/Clients/hci/Index.

The Company has also entered into an agreement with Holmes Motors, Inc. (“Holmes”) to provide $5 million in debtor-in-possession (“DIP”) financing. Approval of the DIP financing is part of the first day motions filed with the Bankruptcy Court.

Prior to the Chapter 11 filing, the Company entered into a term sheet with Holmes to acquire substantially all of the assets of the Company for $7.75 million, subject to due diligence review by Holmes and the Bankruptcy Court approval. Holmes will be entitled to “credit bid” the DIP financing against the purchase price. The transaction is part of a sale process under Section 363 of the Bankruptcy Code that will be subject to compliance with agreed upon and Bankruptcy Court-approved bidding procedures allowing for the submission of higher or otherwise better offers, and other agreed-upon conditions. In accordance with the sale process under Section 363 of the Bankruptcy Code, notice of the proposed sale to Holmes will be given to third parties and competing bids will be solicited. The Company will manage the bidding process and evaluate any bids received, in consultation with its advisors and as overseen by the Bankruptcy Court.

Upon approval by the Bankruptcy Court, the DIP financing, together with cash generated from ongoing operations, is expected to provide HyreCar with the necessary liquidity to support its operations during the sale process.

Prior to the filing of the Company’s Chapter 11 case, the Board of Directors and management evaluated a range of strategic alternatives to maximize value for all stakeholders. With the protections afforded by the Bankruptcy Code, the Company intends to broaden its marketing efforts to seek a going concern sale of the business.

HyreCar also announced that the Company’s Board of Directors appointed Eduardo Iniguez as Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”). Iniguez was previously the CFO and Interim CEO. AJ Lee, formerly Senior Vice President of Growth, has been appointed Chief Operating Officer. Iniguez and Lee have been leading the Company’s restructuring efforts and are expected to continue doing so in their new roles.

HyreCar is represented by Greenberg Glusker LLP in Los Angeles, and Cole Schotz in Delaware as counsel.

About HyreCar

HyreCar Inc. (OTC: HYRE) is a national carsharing marketplace for ridesharing, food, and package delivery via its proprietary technology platform. The company has established a leading presence in Mobility as a Service (MaaS) through individual vehicle owners, dealers, rental agencies, and OEMs that wish to participate in new mobility trends. By providing a unique opportunity through a safe, secure, and reliable marketplace, HyreCar is transforming the industry by empowering all to profit from Mobility as a Service. For more information, please visit hyrecar.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, “forward-looking statements.” In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These forward-looking statements reflect the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained herein. Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. HyreCar’s forward-looking statements in this press release include, but are not limited to, statements about HyreCar’s plans to sell its assets pursuant to Chapter 11 of the U.S. Bankruptcy Code and the timing of such sales and ability to satisfy closing conditions; HyreCar’s intention to continue operations during the Chapter 11 case; HyreCar’s belief that the sale process will be in the best interest of HyreCar and its stakeholders; and other statements regarding HyreCar’s strategy and future operations, performance and prospects, among others. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting HyreCar will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond HyreCar’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks associated with the potential adverse impact of the Chapter 11 filings on HyreCar’s liquidity and results of operations; changes in HyreCar’s ability to meet its financial obligations during the Chapter 11 process and to maintain contracts that are critical to its operations; the outcome and timing of the Chapter 11 process and any potential asset sale; the effect of the Chapter 11 filings and any potential asset sale on HyreCar’s relationships with vendors, regulatory authorities, employees and other third parties; possible proceedings that may be brought by third parties in connection with the Chapter 11 process or the potential asset sale; uncertainty regarding obtaining Bankruptcy Court approval of a sale of HyreCar’s assets or other conditions to the potential asset sale; and the timing or amount of distributions, if any, to HyreCar’s stakeholders.

Investor and Media Inquiries:

HyreCar Investor Relations

investors@hyrecar.com